Exhibit (14)(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 16, 2024, with respect to the consolidated financial statements of Sixth Street Lending Partners, incorporated herein by reference, to the use of our report dated December 10, 2024 on the senior securities table of Sixth Street Lending Partners, included herein, and to the references to our firm under the headings “Financial Highlights”, “Senior Securities”, and “Experts” in the Form N-14.

/s/ KPMG LLP

New York, New York

December 10, 2024